UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
January 5, 2017

Wal-Mart Stores, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-06991	71-0415188
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 S.W. 8th Street
Bentonville, Arkansas 72716-0215
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code:
(479) 273-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 5, 2017, Rosalind G. Brewer, age 54, notified Wal-Mart Stores, Inc. (the “Company”) of her intent to retire from employment with the Company effective February 1, 2017. Ms. Brewer has served as Executive Vice President, President and Chief Executive Officer of the Company’s Sam’s Club segment since February 2012. Prior to her appointment to her current role, Ms. Brewer served as Executive Vice President of the Company’s Walmart U.S. segment, with responsibility for the Walmart U.S. eastern geographic business unit, beginning in February 2011. Previously, Ms. Brewer had responsibility for the Company’s Walmart U.S. segment’s south and southeast geographic business units. Ms. Brewer joined Walmart in 2006.

On January 5, 2017, John Furner, age 42, was appointed Executive Vice President, President and Chief Executive Officer of the Company’s Sam’s Club segment, effective February 1, 2017. Mr. Furner will report to the Company’s President and Chief Executive Officer in this new position. Since October 2015, Mr. Furner has served as Executive Vice President and Chief Merchandising Officer of Sam’s Club. Prior to being appointed to his current role, Mr. Furner served in a variety of roles with the Company, including Senior Vice President and Chief Merchandising Officer of Walmart China from January 2013 to October 2015; Senior Vice President, Home & Apparel and Global Sourcing from January 2012 to January 2013; and Senior Vice President, Proprietary Brands and Merchandising Solutions from May 2011 to January 2012. Mr. Furner joined the Company as an hourly store associate in 1993 and served in a variety of roles including store manager, district manager, and buyer before being promoted to Vice President-Divisional Merchandise Manager in 2006.

The Company and Mr. Furner entered into a post-termination agreement and covenant not to compete dated May 7, 2011 (the “Non-Compete Agreement”). The Non-Compete Agreement is substantially similar to the form of post-termination agreement and covenant not to compete that is attached as Exhibit 10(p) to the Company’s Form 10-K filed on March 30, 2011. The Non-Compete Agreement prohibits Mr. Furner, for a period of two years following his termination of employment with the Company for any reason, from participating in a business that competes with the Company and from soliciting the Company’s associates for employment. The Non-Compete Agreement also provides that, if Mr. Furner is terminated by the Company for any reason, other than for a violation of the Company’s policies, the Company will continue to pay his base salary for two years following termination of employment.

In connection with her retirement from employment, on January 5, 2017, the Company entered into a retirement agreement with Ms. Brewer, whereupon Ms. Brewer’s employment with the Company will end on February 1, 2017 (the “Retirement Agreement”), which is attached as Exhibit 10.1 and is incorporated herein by reference. Under the terms of the Retirement Agreement, Ms. Brewer will receive payments totaling approximately $1.9 million in multiple installments through January 2019. In addition, 29,664 restricted shares of Common Stock originally scheduled to vest between September 25, 2017 and January 25, 2019 will be accelerated to vest on the date of Ms. Brewer’s separation from employment. Ms. Brewer will forfeit 24,038 unvested shares of restricted stock, as well as 121,695 performance share units, which constitutes all of her outstanding performance share units scheduled to vest after her separation from employment. The Retirement Agreement also prohibits Ms. Brewer, for a period of two years following her separation from employment, from participating in a business that competes with the Company that exceeds certain revenue thresholds, and from soliciting the Company’s associates for employment.

Item 9.01 Financial Statements and Exhibits.
10.1    Retirement Agreement by and between the Company and Ms. Brewer dated January 5, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 6, 2017

WAL-MART STORES, INC.

By:	/s/ Gordon Y. Allison
Name:	Gordon Y. Allison
Title:	Vice President and General Counsel, Corporate Division

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Retirement Agreement by and between the Company and Ms. Brewer dated January 5, 2017.